Exhibit 10.1

Execution Version

VOTING AGREEMENT

This VOTING AGREEMENT, dated as of November 21, 2017 (this “Agreement”), is entered into by and among Talos Energy LLC, a Delaware limited liability company (“Parent”), Stone Energy Corporation, a Delaware corporation (the “Company”), and the undersigned signatories set forth on the signature pages hereto under the heading “Company Stockholders” (collectively, the “Company Stockholders”). Parent, the Company, and the Company Stockholders are each sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

W I T N E S S E T H:

WHEREAS, each of the Company Stockholders is the beneficial or record owner, and has either sole voting power or shared voting power with other Company Stockholders over, such number of shares of common stock, par value $0.01 per share, of the Company (the “Company Common Stock”) as is indicated opposite each such Company Stockholder’s name on Schedule A attached hereto;

WHEREAS, concurrently with the execution and delivery of this Agreement, Parent, Talos Production LLC, a Delaware limited liability company, the Company, Sailfish Energy Holdings Corporation, a Delaware corporation and a wholly owned direct subsidiary of Sailfish (“New Sailfish”), Sailfish Merger Sub Corporation, a Delaware corporation and a direct wholly owned subsidiary of New Sailfish, are entering into a Transaction Agreement (such agreement, amended from time to time, the “Transaction Agreement”), that provides, among other things, for the combination of the Green Entities with the Company, the merger of the Company with Merger Sub, the conversion of Sailfish Common Stock into the right to receive New Sailfish Common Stock and the issuance of New Sailfish Common Stock to current owners of the Equity Interests of Green Energy and certain of their Affiliates, in each case upon the terms and subject to the conditions set forth in the Transaction Agreement (such transactions and each other act or transaction contemplated by the Transaction Agreement collectively, the “Transactions”);

WHEREAS, as a condition and an inducement to Parent’s willingness to enter into the Transaction Agreement, Parent has required that the Company Stockholders agree, and the Company Stockholders have agreed to, enter into this Agreement with respect to all Company Common Stock that the Company Stockholders Beneficially Own, or own of record; and

WHEREAS, Parent desires that the Company Stockholders agree, and the Company Stockholders are willing to agree, subject to the limitations herein, not to Transfer (as defined below) any of their Subject Securities (as defined below), and to vote their Subject Securities in a manner so as to facilitate consummation of the Transactions.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, do hereby agree as follows:

1. Definitions. Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Transaction Agreement. When used in this Agreement, the following terms in all of their tenses, cases and correlative forms shall have the meanings assigned to them in this Section 1 or elsewhere in this Agreement.

“Beneficially Own” has the meaning assigned to such term in Rule 13d-3 under the Exchange Act, and a Person’s beneficial ownership of securities shall be calculated in accordance with the provisions of such Rule (in each case, irrespective of whether or not such Rule is actually applicable in such circumstance), provided, however, that securities shall only be considered to be beneficially owned by a Company Stockholder to the extent that Franklin Advisers, Inc. has discretionary management of such securities. For the avoidance of doubt, Beneficially Own shall also include record ownership of securities.

“Beneficial Owners” shall mean Persons who Beneficially Own the referenced securities.

“Expiration Time” shall mean the earliest to occur of (a) the Effective Time, (b) such date and time as the Transaction Agreement shall be terminated pursuant to Article 9 thereof, or (c) the termination of this Agreement by mutual written consent of the Parties.

“Permitted Transfer” shall mean, in each case, with respect to each Company Stockholder, so long as (a) such Transfer is in accordance with applicable Law and such Company Stockholder is, and at all times has been, in compliance with this Agreement and (b) (i) prior to such Company Stockholder delivering the written consent pursuant to Section 3.1(a) below, any Transfer of Subject Securities by the Company Stockholder to another Company Stockholder or to an Affiliate of such Company Stockholder, so long as such Affiliate, in connection with, and prior to, such Transfer, executes a joinder to this Agreement, in form and substance reasonably acceptable to Parent, pursuant to which such Affiliate agrees to become a party to this Agreement and be subject to the restrictions and obligations applicable to such Company Stockholder and otherwise become a party for all purposes of this Agreement or (ii) after such Company Stockholder has delivered the written consent pursuant to Section 3.1(a) below, any Transfer of Subject Securities by the Company Stockholder to another Person, so long as such Person, in connection with, and prior to, such Transfer, executes a joinder to this Agreement, in form and substance reasonably acceptable to Parent, pursuant to which such Person agrees to become a party to this Agreement and be subject to the restrictions and obligations applicable to such Company Stockholder and otherwise become a party for all purposes of this Agreement; provided that no such Transfer shall relieve the transferring Company Stockholder from its obligations under this Agreement if less than all of such Company Stockholder’s Common Stock is transferred, other than with respect to the Company Common Stock transferred in accordance with the foregoing provision.

“Subject Securities” shall mean, collectively, shares of Company Common Stock and New Company Common Stock.

“Transfer” means (a) any direct or indirect offer, sale, lease, assignment, encumbrance, loan, pledge, grant of a security interest, hypothecation, disposition or other transfer (by operation of law or otherwise), either voluntary or involuntary, or entry into any contract, option or other arrangement or understanding with respect to any offer, sale, lease, assignment, encumbrance, loan, pledge, hypothecation, disposition or other transfer (by operation of law or otherwise), of any capital stock or interest in any capital stock (or any security convertible or exchangeable into such capital stock), including in each case through the Transfer of any Person or any interest in any Person or (b) in respect of any capital stock or interest in any capital stock, to enter into any swap or any other agreement, transaction or series of transactions that hedges or transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of such capital stock or interest in capital stock, whether any such swap, agreement, transaction or series of transaction is to be settled by delivery of securities, in cash or otherwise. For purposes of this Agreement, “capital stock” shall include interests in a partnership or limited liability company.

2. Agreement to Retain Subject Securities.

2.1 Transfer and Encumbrance of Subject Securities. Other than a Permitted Transfer, hereafter until the Expiration Time, no Company Stockholder shall, with respect to any Subject Securities Beneficially Owned by such Company Stockholder, (a) Transfer any such Subject Securities, or (b) deposit any such Subject Securities into a voting trust or enter into a voting agreement or arrangement with respect to such Subject Securities or grant any proxy (except as otherwise provided herein or to grant a revocable proxy to the Company’s proxy holders to vote or cause to be voted the Subject Securities in accordance with this Agreement) or power of attorney with respect thereto.

2.2 Injunction. Notwithstanding anything to the contrary in this Agreement, if at any time following the date hereof and prior to the Expiration Time a Governmental Entity of competent jurisdiction enters an order restraining, enjoining or otherwise prohibiting the Company Stockholders or their Affiliates from (a) consummating the transactions contemplated by the Transaction Agreement or (b) taking any action pursuant to Section 3 or Section 5, then (i) the obligations of each Company Stockholder set forth in Section 3 and the irrevocable proxy and power of attorney in Section 5 shall be of no force and effect for so long as such order is in effect and, in the case of clause (b), solely to the extent such order restrains, enjoins or otherwise prohibits such Company Stockholder from taking any such action, and (ii) each Company Stockholder shall cause the Subject Securities to not be represented in person or by proxy at any meeting at which a vote of such Company Stockholder on the Transactions is requested. Notwithstanding anything to the contrary in this Section 2.2, the restrictions set forth in Section 2.1 shall continue to apply with respect to the Subject Securities until the Expiration Time.

2.3 Additional Purchases; Adjustments. Each Company Stockholder agrees that any shares of Company Common Stock and any other shares of capital stock or other equity that such Company Stockholder purchases or otherwise acquires or with respect to which such Company Stockholder otherwise acquires voting power after the execution of this Agreement and prior to the Expiration Time (the “New Company Common Stock”) shall be subject to the terms and conditions of this Agreement to the same extent as if they constituted the Company Common Stock, and such Company Stockholder shall promptly notify Parent of the existence of any New Company Common Stock. In the event of any stock split, stock dividend, merger, reorganization, recapitalization, reclassification, combination, exchange of shares or the like of the capital stock of the Company affecting the Subject Securities, the terms of this Agreement shall apply to the resulting securities.

2.4 Unpermitted Transfers; Involuntary Transfers. Any Transfer or attempted Transfer of any Subject Securities in violation of this Section 2 shall, to the fullest extent permitted by Law, be null and void ab initio. If any involuntary Transfer of any of such Company Stockholder’s Subject Securities shall occur, the transferee (which term, as used herein, shall include any and all transferees and subsequent transferees of the initial transferee) shall take and hold such Subject Securities subject to all of the restrictions, liabilities and rights under this Agreement, which shall continue in full force and effect until valid termination of this Agreement.

3. Agreement to Vote and Approve.

3.1 Approval. From and after the date hereof until the Expiration Time, each Company Stockholder irrevocably and unconditionally agrees that it shall:

(a) within two (2) Business Days after the Registration Statement becomes effective under the Securities Act (but, for the avoidance of doubt, not until such Registration Statement becomes effective and the definitive consent solicitation statement/prospectus contained therein is delivered to the applicable Company Stockholder), deliver (or cause to be delivered) a written consent pursuant to Section 228 of the Delaware General Corporation Law and Article Twelfth of the Sailfish Amended and Restated Certificate of Incorporation covering all of the Subject Securities approving and adopting the Transactions, the Transaction Agreement and any other matters necessary for consummation of the Transactions and the other transactions contemplated in the Transaction Agreement (each a “Transaction Proposal”);

(b) at every meeting of the stockholders of the Company called with respect to any of the following matters, and at every adjournment or postponement thereof, each Company Stockholder shall, and shall cause each holder of record on any applicable record date to (including via proxy), vote the Subject Securities: in favor of (i) any

Transaction Proposal, and (ii) if an adjournment or postponement is required by the Transaction Agreement or approved by the Board of Directors of the Company, any proposal to adjourn or postpone such meeting of stockholders of the Company to a later date if there are not sufficient votes to approve the Transactions; and

(c) at every meeting of the stockholders of the Company called with respect to any of the following matters, and at every adjournment or postponement thereof, and on every action or approval by written consent of the stockholders of the Company with respect to any of the following matters, each Company Stockholder shall, and shall cause each holder of record on any applicable record date to (including via proxy), vote the Subject Securities against (i) any action or agreement that would reasonably be expected to result in any condition to the consummation of the Transactions set forth in Article 8 of the Transaction Agreement not being fulfilled, (ii) any Competing Proposal, (iii) any action which could reasonably be expected to materially delay, materially postpone or materially adversely affect the consummation of the transactions contemplated by the Transaction Agreement, including the Transactions, or dilute, in any material respect, the benefit of the transactions contemplated thereby to Parent or to Parent’s members and (iv) any action which could reasonably be expected to result in a breach of any representation, warranty, covenant or agreement of the Company in the Transaction Agreement.

3.2 Change of Recommendation. Notwithstanding anything to the contrary in this Agreement, if at any time from and after the date hereof until the Expiration Time there occurs a Change of Recommendation pursuant to Section 7.05(e)(iii) or Section 7.05(e)(iv) of the Transaction Agreement (a “Change of Recommendation Event”), then the obligations of each Company Stockholder to deliver a written consent in accordance with Section 3.1(a) and to vote its Subject Securities in accordance with Section 3.1(b), shall be limited to the number of shares of Company Common Stock held by such Company Stockholder, rounded down to the nearest whole share, equal to the product of (a) such Company Stockholder’s Pro Rata Share multiplied by (b) the Covered Company Common Stock (such amount for each Company Stockholder, the “Covered Securities”); provided that all other obligations and restrictions contained in this Agreement, including those set forth in Section 3.1(c) shall continue to apply to all of such Company Stockholder’s Subject Securities; provided, further, however, that if a Change of Recommendation Event occurs, notwithstanding any other obligations hereunder, any Company Stockholder shall be expressly permitted to deliver a written consent covering, or vote, its Subject Securities that are not Covered Securities in its sole discretion with respect to any Transaction Proposal. For purposes of this Agreement, (i) the “Covered Company Common Stock” shall mean the total number of shares of Company Common Stock outstanding as of the record date of the applicable stockholder meeting or established by the Company with respect to any action by written consent, as applicable, multiplied by 0.35 and (ii) such Company Stockholder’s “Pro Rata Share” shall be the number set forth on Schedule A opposite such Company Stockholder’s name.

3.3 Conditions to Vote and Approval. Each Company Stockholder’s obligations under Section 3.1 above shall be conditioned upon the Transaction Agreement and the Transactions contemplated thereby being in conformance in all material respects with the Transaction Agreement attached hereto as Exhibit A, including with respect to the Franklin/MacKay Debt Exchange, and the ownership percentage of New Sailfish Common Stock by the former Sailfish stockholders upon consummation of the Transactions being no less than 37%.

4. Rights Unaffected. Nothing contained herein shall limit the rights of a Company Stockholder who is also a Franklin Bondholder under the Sailfish Notes or constitute an amendment or waiver of any provision of the Sailfish Notes.

5. Irrevocable Proxy. By execution of this Agreement, each Company Stockholder hereby appoints and constitutes Parent, until the Expiration Time (at which time this proxy shall automatically be revoked), with full power of substitution and resubstitution, as such Company Stockholder’s true and lawful attorney-in-fact and proxy (which proxy is irrevocable and which appointment is coupled with an interest, including for purposes of Section 212 of the Delaware General Corporation Law), to the fullest extent of such Company Stockholder’s rights with respect to the Subject Securities Beneficially Owned by such Company Stockholder, to vote (or exercise a written consent with respect to) such Subject Securities solely with respect to the matters set forth in

Section 3 hereof and each Company Stockholder shall retain the authority to vote its Subject Securities on all other matters; provided, however, that the foregoing shall only be effective if such Company Stockholder fails to be counted as present, to consent or to vote such Company Stockholder’s Subject Securities, as applicable, in accordance with this Agreement; provided, further, however, that if at any time from and after the date hereof until the Expiration Time there occurs a Change of Recommendation Event, then the irrevocable proxy contemplated by this Section 5 shall terminate and cease to be effective with respect to all Subject Securities other than the Covered Securities.

6. Representations and Warranties of the Company Stockholders. Each Company Stockholder, on behalf of itself and each other Company Stockholder, hereby severally, but not jointly, represents and warrants to Parent as follows:

6.1 Due Authority. Such Company Stockholder has the full power and authority to make, enter into and carry out the terms of this Agreement and to grant the irrevocable proxy as set forth in Section 5 hereof. This Agreement has been duly and validly executed and delivered by such Company Stockholder and constitutes a valid and binding agreement of such Company Stockholder enforceable against it in accordance with its terms.

6.2 Ownership of the Company Common Stock. As of the date hereof, such Company Stockholder (a) Beneficially Owns the shares of Company Common Stock indicated on Schedule A hereto opposite such Company Stockholder’s name, free and clear of any and all Encumbrances, other than those created by this Agreement, and (b) has sole voting power over all of the shares of Company Common Stock Beneficially Owned by such Company Stockholder. As of the date hereof, such Company Stockholder does not Beneficially Own any capital stock or other securities of the Company other than the shares of Company Common Stock set forth on Schedule A opposite such Company Stockholder’s name. As of the date hereof, such Company Stockholder does not Beneficially Own any rights to purchase or acquire any shares of capital stock of the Company.

6.3 No Conflict; Consents.

(a) The execution and delivery of this Agreement by such Company Stockholder does not, and the performance by such Company Stockholder of the obligations under this Agreement and the compliance by such Company Stockholder with any provisions hereof do not and will not: (i) conflict with or violate any Law applicable to such Company Stockholder, or (ii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Encumbrance on any of the shares of Company Common Stock Beneficially Owned by such Company Stockholder pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which such Company Stockholder is a party or by which such Company Stockholder is bound.

(b) No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity or any other Person, is required by or with respect to such Company Stockholder in connection with the execution and delivery of this Agreement or the consummation by such Company Stockholder of the transactions contemplated hereby.

6.4 Absence of Litigation. There is no Proceeding pending against, or, to the knowledge of such Company Stockholder, threatened against or affecting, such Company Stockholder that could reasonably be expected to materially impair or materially adversely affect the ability of such Company Stockholder to perform such Company Stockholder’s obligations hereunder or to consummate the transactions contemplated hereby on a timely basis.

7. Termination. This Agreement shall terminate and shall have no further force or effect immediately as of and following the Expiration Time, provided, however, that the termination of this Agreement shall not relieve any Party from any liability for any inaccuracy in or breach of any representation, warranty, or covenant contained in this Agreement.

8. Notice of Certain Events. Each Company Stockholder shall notify Parent in writing promptly of (a) any fact, event or circumstance that would cause, or reasonably be expected to cause or constitute, a breach in any material respect of the representations and warranties of each Company Stockholder under this Agreement and (b) the receipt by each Company Stockholder of any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with this Agreement; provided, however, that the delivery of any notice pursuant to this Section 8 shall not limit or otherwise affect the remedies available to any Party.

9. No Solicitation. Each Company Stockholder agrees that neither it nor any of its Affiliates, directors, officers or employees shall, and that it shall use commercially reasonable best efforts to direct its Representatives not to, directly or indirectly, (a) initiate, solicit or knowingly encourage, knowingly induce or knowingly facilitate any inquiries, proposals, or offers which constitute, or could reasonably be expected to lead to, a Competing Proposal, (b) conduct, participate or engage in any discussions or negotiations with any Person with respect to any inquiry, proposal, or offer which constitutes, or could reasonably be expected to lead to, a Competing Proposal, (c) furnish or provide any non-public information regarding the Company or its Subsidiaries, or access to the properties, assets or employees of the Company or its Subsidiaries, to any Person (other than Parent and its Affiliates and Representatives) in connection with or in response to any inquiries, proposals, or offers which constitute, or could reasonably be expected to lead to, a Competing Proposal, (d) enter into any letter of intent or agreement in principle, or other agreement providing for a Competing Proposal or (e) resolve, agree or publicly propose to, or, through the voting of its Company Common Stock in the Company, permit the Company or any of its Subsidiaries to agree or publicly propose to take any of the actions referred to in clauses (a) – (d). Notwithstanding anything in this Agreement to the contrary, each Company Stockholder (and its respective Affiliates, directors, officers, employees and Representatives) may engage in any of the activities restricted by the preceding provisions of this paragraph with any person if the Company is permitted to engage in such activities with such person pursuant to Section 7.05 of the Transaction Agreement, in each case subject to the restrictions and limitations set forth in such Section 7.05 of the Transaction Agreement.

10. Waiver of Certain Actions. Each Company Stockholder hereby agrees not to commence or participate in, and to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, against Parent, the Company or any of their respective Subsidiaries or successors (a) challenging the validity of, or seeking to enjoin or delay the operation of, any provision of this Agreement or the Transaction Agreement (including any claim seeking to enjoin or delay the Closing) or (b) alleging a breach of any duty of the board of directors of the Company or the board of managers of Parent in connection with the Transaction Agreement, this Agreement or the transactions contemplated thereby or hereby.

11. Registration Rights.

11.1 Termination of Registration Rights. Each of the Company and the Company Stockholders acknowledge, confirm and agree that the Registration Rights Agreement, dated as of February 28, 2017, by and among the Company and the holders listed on Schedule I thereto will terminate and shall have no further force or effect upon the consummation of the Transactions, which termination shall be effective immediately prior to the Closing.

11.2 Registration Rights Agreement. At the Closing, the Company Stockholders shall deliver to New Sailfish duly executed counterparts of the Registration Rights Agreement attached as Exhibit B to the Transaction Agreement.

12. Miscellaneous.

12.1 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If a final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement is invalid or unenforceable, the Parties agree that the court making such determination shall have the power to limit such term or provision, to delete specific words or phrases or to replace such term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be valid and enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the Parties agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term or provision.

12.2 Successors and Assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the Parties (whether by operation of law or otherwise) without the prior written consent of the other Party. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and permitted assigns. Any purported assignment in violation of this Section 12.2 shall not be deemed to prevent Parent from engaging in any merger, consolidation or other business combination transaction.

12.3 Amendments and Modifications. No provision of this Agreement may be amended or modified unless such amendment or modification is in writing and signed by (a) Parent, and (b) each of the Company Stockholders. No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by applicable Law.

12.4 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally (notice deemed given upon receipt), transmitted by email or facsimile (notice deemed given upon confirmation of receipt) or sent by a nationally recognized overnight courier service, such as Federal Express (notice deemed given upon receipt of proof of delivery), to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):

(a) if to any of the Company Stockholders, to it at:

c/o Franklin Advisers, Inc.

One Franklin Parkway

San Mateo, CA 94403

Attn: Brendan Circle – brendan.circle@franklintempleton.com

         Christopher Chen – chris.chen@franklintempleton.com

(b) if to Parent, to:

Talos Energy LLC

500 Dallas St., Suite 2000

Houston, TX 77002

Attention: General Counsel

Facsimile: (713) 351-4100

Email: bmoss@talosenergyllc.com

with a copy to (which copy shall not constitute notice):

Vinson & Elkins LLP

1001 Fannin Street, Suite 2500

Houston, TX 77002

Attention: Stephen M. Gill

                 Lande A. Spottswood

Facsimile: (713) 615-5956

Email: sgill@velaw.com

            lspottswood@velaw.com

Or to such other address as any Party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective upon receipt.

12.5 Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware, without giving effect to any choice of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any other jurisdiction.

12.6 Submission to Jurisdiction. Each of the Parties agrees that it shall bring any action or proceeding in respect of any claim arising under or relating to this Agreement or the transactions contemplated by this Agreement exclusively in the Court of Chancery of the State of Delaware (or if such court declines to accept jurisdiction over a particular matter, any Federal court located within the State of Delaware) (the “Chosen Courts”) and, solely in connection with such claims, (a) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (b) waives any objection to the laying of venue in any such action or proceeding in the Chosen Courts, (c) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any Party and (d) agrees that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 12.4 or in such other manner as may be permitted by Law shall be valid and sufficient service thereof. The consent to jurisdiction set forth in this Section 12.6 shall not constitute a general consent to service of process in the State of Delaware and shall have no effect for any purpose except as provided in this Section 12.6. The Parties agree that a final judgment in any such suit, action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

12.7 Enforcement. The Parties agree that irreparable damage, for which monetary damages would not be an adequate remedy, may occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached by the Parties. Prior to the termination of this Agreement pursuant to Section 7, it is accordingly agreed that the Parties shall be entitled to seek an injunction or injunctions, or any other appropriate form of specific performance or equitable relief, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of competent jurisdiction, in each case in accordance with this Section 12.7, this being in addition to any other remedy to which they are entitled under the terms of this Agreement at law or in equity.

12.8 No Third Party Beneficiaries. Nothing in this Agreement express or implied, is intended to or shall confer upon any Person other than the Parties any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

12.9 WAIVER OF JURY TRIAL. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY

HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (B) SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THE FOREGOING WAIVER; (C) SUCH PARTY MAKES THE FOREGOING WAIVER VOLUNTARILY AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 12.9.

12.10 Entire Agreement. This Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof.

12.11 Counterparts. This Agreement may be executed in two or more counterparts, including via facsimile or email in “portable document format” (“.pdf”) form transmission, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the Parties and delivered to the other Party, it being understood that all parties need not sign the same counterpart.

12.12 No Agreement Until Executed. This Agreement shall not constitute or be deemed to evidence a contract, agreement, arrangement or understanding between the Parties unless and until (a) the Transaction Agreement is executed and delivered by all parties thereto, and (b) this Agreement is executed and delivered by the Parties.

12.13 Expenses. All costs and expenses incurred in connection with this Agreement shall be paid by the Party incurring such cost or expense, whether or not the Transactions are consummated.

12.14 Action in Company Stockholder Capacity Only. No Person executing this Agreement (or designee or Representative of such Person) who has been, is or becomes during the term of this Agreement a director or officer of the Company shall be deemed to make any agreement or understanding in this Agreement in such Person’s capacity as a director or officer of the Company. The Parties acknowledge and agree that this Agreement is entered into by the Company Stockholders solely in their capacity as the Beneficial Owners of shares of Company Common Stock and nothing in this Agreement shall (a) restrict in any respect any actions taken by the Company Stockholders or their designees or Representatives who are a director or officer of the Company solely in his or her capacity as a director or officer of the Company or (b) be construed to prohibit, limit or restrict such Company Stockholder from exercising its fiduciary duties as a director or officer of the Company. For the avoidance of doubt, nothing in this Section 12.14 shall in any way modify, alter or amend any of the terms of the Transaction Agreement.

12.15 Documentation and Information. No Company Stockholder or its Affiliates shall make any public announcement regarding this Agreement and the transactions contemplated hereby without the prior written consent of Parent and the Company (in each case, such consent not to be unreasonably withheld), except as may be required by applicable Law (provided that reasonable notice of any such disclosure will be provided to Parent and the Company). Each Company Stockholder consents to and hereby authorizes Parent and the Company to publish and disclose in all documents and schedules filed with the SEC, and any press release or other disclosure document that Parent or the Company reasonably determines to be necessary in connection with the Transactions and any transactions contemplated by the Transaction Agreement, such Company Stockholder’s identity and ownership of the Subject Securities, the existence of this Agreement and the nature of such Company Stockholder’s commitments and obligations under this Agreement, and such Company Stockholder acknowledges that each of Parent and the Company may, in their respective sole discretion, file this Agreement or a form hereof with the SEC or any other Governmental Entity. Each Company Stockholder agrees to promptly give Parent and the Company any information they may reasonably require for the preparation of any such disclosure documents, and such Company Stockholder agrees to promptly notify Parent and the Company of any required corrections with respect to any written information supplied by such Company Stockholder specifically for use in any such disclosure document, if and to the extent that any such information shall have become false or misleading in any material respect. Parent and the Company shall in any instance where such Company Stockholder or information relating thereto is disclosed, use their respective reasonable best efforts to provide drafts of such disclosures with sufficient time to enable such Company Stockholder to review and provide comments on such disclosures and Parent and Company shall in good faith consider incorporating any reasonable modifications requested by such Company Stockholder.

12.16 Obligation to Update Schedule A. Each of the Company Stockholders agree that in connection with any acquisitions or Transfers (to the extent permitted) of Subject Securities by any Company Stockholder, the Company Stockholders will, as promptly as practicable following the completion of thereof, notify Parent and the Company in writing of such acquisition or Transfer and the Parties will update Schedule A to reflect the effect of such acquisition or Transfer.

[Signature pages follow]

IN WITNESS WHEREOF, the Parties have duly executed this Agreement by their authorized representatives as of the date first above written.

TALOS ENERGY LLC

By:	/s/ Timothy S. Duncan
Name:	Timothy S. Duncan
Title:	President and Chief Executive Officer

STONE ENERGY CORPORATION

By:	/s/ Neal P. Goldman
Name:	Neal P. Goldman
Title:	Chairman of the Board

SIGNATURE PAGE TO

VOTING AGREEMENT

FRANKLIN ADVISERS, INC., AS INVESTMENT MANAGER ON BEHALF OF THE COMPANY STOCKHOLDERS LISTED ON SCHEDULE A ATTACHED HERETO

By:	/s/ Edward Perks
Name:	Edward Perks
Title:	Executive Vice President

SIGNATURE PAGE TO

VOTING AGREEMENT

ACKNOWLEDGMENT AND AGREEMENT

The funds listed below shall be deemed parties to this Agreement for the sole purpose of Section 11. Accordingly, the funds acknowledge, confirm and agree to the termination of the Registration Rights Agreement as set forth in Section 11.

FRANKLIN ADVISERS, INC., AS INVESTMENT MANAGER ON BEHALF OF JNL/FRANKLIN TEMPLETON INCOME FUND AND FT OPPORTUNISTIC DESTRESSED FUND, LTD.

By:	/s/ Edward Perks
Name:	Edward Perks
Title:	Executive Vice President

SCHEDULE A

Company Stockholder	Number of Shares of Company Common Stock Beneficially Owned	Number of Shares of Company Common Stock Owned of Record	Pro Rata Share
Franklin Custodian Funds – Franklin Income Fund	6,151,402	6,151,402	.66
Franklin Templeton Variable Insurance Products Trust – Franklin Income VIP Fund	544,906	544,906	.00
Franklin Templeton Investment Funds – Franklin Income Fund	291,679	291,679	.00

SCHEDULE A